UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
____________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — June 3, 2021
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TRANE TECHNOLOGIES PLC
(Exact name of registrant as specified in its charter)
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Ireland	001-34400	98-0626632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
170/175 Lakeview Drive
Airside Business Park
Swords Co. Dublin
Ireland
(Address of principal executive offices, including zip code)
+(353)(0)18707400
(Registrant’s phone number, including area code)
N/A
(Former name or former address, if changed since last report)
____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary Shares, Par Value $1.00 per Share	TT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2):
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers

On June 3, 2021, the Board of Directors of Trane Technologies plc (the “Company”) elected David S. Regnery, age 58, President and Chief Executive Officer, effective July 1, 2021. Mr. Regnery has also been elected a member of the Board of Directors effective July 1, 2021.

Mr. Michael W. Lamach, who had been Chairman of the Board and Chief Executive Officer, has announced his intention to retire from the Company in the first half of 2022. Mr. Lamach will become the full-time Executive Chair of the Board effective July 1, 2021 for a period of transition until his retirement.

During the past five years, Mr. Regnery held the following positions with the Company: President and Chief Operating Officer (January 1, 2020 – June 2021); Executive Vice President (September 2017 to December 2019); Vice President, President of Commercial HVAC, North America and EMEA (2013-2017). In connection with his promotion, Mr. Regnery will no longer serve as Chief Operating Officer of the Company. The Company has not replaced the Chief Operating Officer role.

The Company issued a press release on June 4, 2021 announcing the election of Mr. Regnery and the changes to Mr. Lamach’s role. A copy of this news release is furnished as Exhibit 99.1 to this report.

Mr. Regnery’s new position includes the following compensation arrangements: (i) an annual base salary of $1,200,000, effective July 1, 2021; (ii) a target 2021 cash incentive opportunity of 150% of base salary under the Annual Incentive Matrix (AIM) program prorated based on his time as COO and CEO; (iii) beginning with the 2022 annual grants, a long-term incentive target of stock options and restricted stock units valued at $3,000,000 and a target award under the Performance Share Program valued at $3,000,000; (iv) a special one-time equity grant in the amount of $3,140,000 (denominated as $720,000 in RSUs, $720,000 in stock options, both vesting ratably over 3 years, and $1,700,000 in PSUs aligned with the 2021-2023 performance cycle) on July 1, 2021, (v) use of company-provided aircraft for business purposes and up to $150,000 annually for personal use of aircraft; and (vi) eligibility to receive a severance payment equal to two times the sum of his base salary plus a prorated cash incentive award for the current year in the event of involuntary termination other than for cause.

The description above is a summary of the employment letter dated June 3, 2021 (the “Regnery Offer Letter”) and is qualified in its entirety by the Regnery Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In addition, the Compensation Committee of the Board of Directors agreed to set the interest rate used to calculate the lump sum payment for Mr. Lamach under terms of the Elected Officers Supplemental Plan as of July 1, 2021. Mr. Lamach’s compensation arrangements remain otherwise unchanged. All other benefits and perquisites to which Mr. Lamach was previously eligible will remain in effect until his retirement.

The description above is a summary of the employment letter dated June 3, 2021 (the “Lamach Offer Letter”) and is qualified in its entirety by the Lamach Offer Letter, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Additional information about the Company’s annual cash incentive under the AIM program, performance share and stock option programs, retirement plans and other executive compensation, benefit and perquisite arrangements is available in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 23, 2021.

On June 3, 2021, Mr. Richard J. Swift retired from the Board of Directors of the Company due to reaching retirement age in accordance with the Company’s Corporate Governance Guidelines. The Board of Directors have elected Gary D. Forsee as the Company’s Lead Independent Director. The Company issued a press release on June 4, 2021 announcing the retirement of Mr. Swift and the appointment of Mr. Forsee as Lead Independent Director. A copy of this news release is furnished as Exhibit 99.2 to this report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	David S. Regnery Offer Letter, Dated June 3, 2021
10.2	Michael W. Lamach Offer Letter, Dated June 3, 2021
99.1	Press release, dated June 4, 2021, relating to election of Chief Executive Officer
99.2	Press release, dated June 4, 2021, relating to Lead Director
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANE TECHNOLOGIES PLC (Registrant)

Date:	June 4, 2021	/s/ Evan M. Turtz
Evan M. Turtz, Senior Vice President, General Counsel and Secretary